Exhibit 99.2

Agios Outlines Key 2016 Goals and Priorities

- Complete Enrollment of 125-Patient Expansion Cohorts for AG-221 and AG-120 in Relapsed/Refractory Acute Myeloid Leukemia in Second Half of 2016 -

- Present First Data from Phase 2 DRIVE PK Study for AG-348 in PK Deficiency and Phase 1 Healthy Volunteer Study for AG-519 in First Half of 2016 -

- Initiate Preclinical Development of a Program from the Next Wave of Research -

- Company to Present at the 34th Annual J.P. Morgan Healthcare Conference Today at

3:30 p.m. PST -

SAN FRANCISCO, January 11, 2016 — Agios Pharmaceuticals, Inc. (NASDAQ: AGIO), a leader in the fields of cancer metabolism and rare genetic metabolic disorders, today outlined the company’s 2016 strategy and expected clinical development and research milestones in conjunction with the 34th Annual J.P. Morgan Healthcare Conference in San Francisco. The presentation will outline three strategic priorities for 2016: continue rapid and broad late-stage clinical development for its lead isocitrate dehydrogenase (IDH) mutant inhibitors in hematologic malignancies and solid tumors; demonstrate clinical activity of its wholly owned, global pyruvate kinase-R (PKR) activators in patients; and advance research and initiate preclinical development of a program from the next wave of research. The company will webcast its presentation on Monday, January 11, 2016 at 3:30 p.m. PST (6:30 p.m. EST) at www.agios.com.

“We expect each of our programs to achieve important catalysts in 2016 that will bring us closer to our vision of helping people with cancer and rare genetic disorders,” said David Schenkein, M.D., chief executive officer at Agios. “We believe these milestones, coupled with our growing late-stage development and commercial capabilities, set Agios firmly on the path to become a sustainable, multi-product biopharmaceutical company with a strong research core and broad pipeline of first-in-class medicines.”

IDH Mutant Inhibitors

Dr. Schenkein continued, “We remain focused on executing on our ‘speed and breadth’ clinical development strategy for AG-221 and AG-120 in hematological malignancies, with the intent to complete enrollment of both 125-patient expansion cohorts this year. Further understanding the potential of our IDH mutant inhibitors in solid tumors remains a priority with several new and ongoing trials in 2016.”

AG-221, AG-120 and AG-881 are part of Agios’ global strategic collaboration with Celgene Corporation.

Expected 2016 milestones for IDH mutant inhibitors in hematologic malignancies:

•	Complete enrollment of both 125-patient expansion cohorts for the Phase 1/2 study of AG-221 and Phase 1 study of AG-120 in patients with relapsed/refractory (R/R) acute myeloid leukemia (AML) in the second half of 2016

•	Initiate a global, registration-enabling Phase 3 study of AG-120 in frontline AML patients with an IDH1 mutation in the second half of 2016

•	Initiate an expansion arm in high-risk myelodysplastic syndrome patients for AG-221 in 2016

•	Initiate a Phase 1/2 frontline combination study of AG-221 or AG-120 with VIDAZA® (azacitidine) in newly diagnosed AML patients not eligible for intensive chemotherapy in the first quarter of 2016

•	Continue to enroll patients in the following ongoing clinical trials:

•	Phase 3 IDHENTIFY study of AG-221 vs. standard of care chemotherapy in R/R AML

•	Phase 1b frontline combination study of AG-221 or AG-120 with standard-of-care intensive chemotherapy in AML

•	Phase 1 dose-escalation and expansion study of AG-881 in IDH mutant positive hematologic malignancies

Expected 2016 milestones for IDH mutant inhibitors in solid tumors:

•	Initiate a randomized Phase 2 study of AG-120 in IDH1 mutant positive cholangiocarcinoma in the second half of 2016

•	Continue to enroll patients in the following ongoing clinical trials:

•	Expansion phase of the ongoing Phase 1 study of AG-120 in advanced IDH1 mutant positive solid tumors

•	Phase 1 dose-escalation and expansion study of AG-881 in IDH mutant positive solid tumors

PKR Activators

“Having initiated dosing in the Phase 1 healthy volunteer study of AG-519, we’ve completed the first of several key clinical milestones expected from our PKR activators in the first half of this year,” said Dr. Schenkein. “Notably, we expect to present the first data from this study and the Phase 2 DRIVE PK study for AG-348 in PK deficiency patients. There are currently no approved or disease-modifying treatments for PK deficiency, which drives our focus on advancing potential new treatment options for these patients.”

Milestone announced today:

•	Dosing was initiated in an integrated single ascending dose (SAD) and multiple ascending dose (MAD) placebo-controlled Phase 1 study of AG-519 in healthy volunteers

Expected 2016 milestones for PKR activators:

•	Present the first data from DRIVE PK, a global Phase 2, open-label safety and efficacy trial of AG-348 in adult, transfusion-independent patients with PK deficiency in the first half of 2016

•	Present data from Phase 1 study of AG-519 in healthy volunteers as well as preclinical findings about the molecule in the first half of 2016

•	Outline the clinical development plans for Agios’ PKR activators in beta-thalassemia in the second half of 2016

•	Present new findings from the Natural History Study of PK deficiency being conducted with Boston Children’s Hospital in the second half of 2016

Research Programs

“We continue to focus on discovering and validating first-in-class targets that meet our high bar for development and align with our precision medicine strategy,” said Scott Biller, Ph.D., chief scientific officer at Agios. “We are excited to move the first program in our next wave of investigational medicines into preclinical development this year.”

•	Agios scientists have discovered a novel pathway comprised of multiple targets with a shared vulnerability in MTAP-deleted tumors and have demonstrated that this pathway can be modulated by small molecule inhibitors, resulting in robust anti-tumor activity in animal models

•	MTAP (methylthioadenosine phosphorylase) is a metabolic enzyme that is deleted in approximately 15 percent of all cancers. This deletion is readily detected by a simple genomic test, thus allowing the selection of patients predicted to be sensitive to the therapy.

Expected 2016 milestones for research:

•	Publish preclinical findings on a new cancer metabolism program

•	Initiate preclinical development activities for the first molecule in the next wave of novel investigational medicines

Presentation at 34th Annual J.P. Morgan Healthcare Conference

Agios will webcast its corporate presentation from the 34th Annual J.P. Morgan Healthcare Conference in San Francisco on Monday, January 11, 2016 at 3:30 p.m. PST (6:30 p.m. EST). A live webcast of the presentation can be accessed under “Events & Presentations” in the Investors and Media section of the company’s website at agios.com. A replay of the webcast will be archived on the Agios website for at least two weeks following the presentation.

About Agios

Agios is focused on discovering and developing novel investigational medicines to treat cancer and rare genetic metabolic disorders through scientific leadership in the field of cellular metabolism. In addition to an active research and discovery pipeline across both therapeutic areas, Agios has multiple first-in-class investigational medicines in clinical and/or preclinical development. All Agios programs focus on genetically identified patient populations, leveraging our knowledge of metabolism, biology and genomics. For more information, please visit the company’s website at www.agios.com.

About Agios/Celgene Collaboration

AG-221, AG-120 and AG-881 are part of Agios’ global strategic collaboration with Celgene Corporation. Under the terms of the collaboration, Celgene has worldwide development and commercialization rights for AG-221 (CC-90007). Agios continues to conduct clinical development activities within the AG-221 development program and is eligible to receive up to $120 million in payments on achievement of certain milestones and royalties on net sales. For AG-120, Agios retains U.S. development and commercialization rights and Celgene retains development and commercialization rights outside the U.S. Celgene is eligible to receive royalties on net sales in the U.S. Agios is eligible to receive royalties on net sales outside the U.S. and up to $120 million in payments on achievement of certain milestones. For AG-881, the companies have a joint worldwide development and 50/50 profit share collaboration, and Agios is eligible to receive regulatory milestone payments of up to $70 million.

VIDAZA® is a registered trademark of Celgene Corporation.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the potential benefits of Agios’ product candidates targeting IDH1/IDH2 or pyruvate kinase-R mutations or other genetic mutations, including AG-221, AG-120, AG-881, AG-348 and AG-519; its plans and timelines for the clinical development of AG-221, AG-120, AG-881, AG-348 and AG-519; its plans regarding future data presentations; and the benefit of its strategic plans and focus. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “potential,” “hope,” “could,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from Agios’ current expectations and beliefs. For example, there can be no guarantee that any product candidate Agios is developing will successfully commence or complete necessary preclinical and clinical development phases, or that development of any of Agios’ product candidates will successfully continue. There can be no guarantee that any positive developments in Agios’ business will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other important factors, including: Agios’ results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. FDA and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies; Agios’ ability to obtain and maintain requisite regulatory approvals and to enroll patients in its planned clinical trials; unplanned cash requirements and expenditures; competitive factors;

Agios’ ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing; Agios’ ability to maintain key collaborations, such as its agreement with Celgene; and general economic and market conditions. These and other risks are described in greater detail under the caption “Risk Factors” included in Agios’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, and other filings that Agios may make with the Securities and Exchange Commission in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and Agios expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Agios Pharmaceuticals:

Renee Leck, 617-649-8299

Senior Manager, Investor Relations and Public Relations

Renee.Leck@agios.com